Filed Pursuant to Rule 424(b)(5)
Registration No. 333-276177

AMENDMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED MARCH 14, 2025

(To Prospectus dated December 29, 2023)

NexPoint Real Estate Finance, Inc.

9.00% Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share of Series B Cumulative Redeemable Preferred Stock)

Maximum of 3,482,858 Shares

This Amendment No. 1 (the “Prospectus Supplement”) amends and supplements the information in the prospectus supplement dated March 14, 2025 (the “Prior Prospectus Supplement”). This Prospectus Supplement amends and/or supplements only those sections of the Prior Prospectus Supplement listed in this Prospectus Supplement; all other sections of the Prior Prospectus Supplement remain unchanged. This Prospectus Supplement should be read in conjunction with the Prior Prospectus Supplement and the accompanying prospectus, dated December 29, 2023 (the "Prospectus"), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prior Prospectus Supplement. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prior Prospectus Supplement, and any future amendments or supplements thereto.

On November 2, 2023, we filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement relating to the issuance and sale of a maximum of 16,000,000 shares of our 9.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (our “Series B Preferred Stock”), at a public offering price of $25.00 per share. The sale of our Series B Preferred Stock was registered pursuant to our registration statement on Form S-3 (Registration Statement No. 333-263300) (the “2022 Registration Statement”), which was declared effective on March 14, 2022. In accordance with SEC rules, the 2022 Registration Statement expired on March 14, 2025, the three-year anniversary of the date on which it was declared effective. We filed the Prior Prospectus Supplement to move the Series B Preferred Stock offering to our registration statement on Form S-3 (File No. 333-276177), which was declared effective December 29, 2023 (the "2023 Registration Statement").

We are filing this Prospectus Supplement to amend the Prior Prospectus Supplement to increase the total maximum offering amount of shares of Series B Preferred Stock issuable and saleable pursuant to the 2023 Registration Statement by 1,200,000 shares to 17,200,000 shares of Series B Preferred Stock offered.

As of the date hereof, the Company has sold 13,717,142 shares of Series B Preferred Stock pursuant to the 2022 Registration Statement and 2023 Registration Statement. Accordingly, a maximum of 3,482,858 shares of Series B Preferred Stock may be issued and sold pursuant to the Prior Prospectus Supplement and this Prospectus Supplement.

Shares of our common stock are listed on the New York Stock Exchange (the “NYSE”) and NYSE Texas under the symbol “NREF.” On September 30, 2025, the last reported sale price of our common stock on the NYSE and NYSE Texas was $14.18 per share. There is currently no public trading market for the Series B Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing of the Series B Preferred Stock on any national securities exchange.

We are an “emerging growth company” and a “smaller reporting company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should read carefully the section entitled Risk Factors beginning on page S-2 of this Prospectus Supplement, the risks set forth under the caption “Risk Factors” in the Prior Prospectus Supplement and the risks set forth under the caption “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as well as additional risks that may be described in future reports or information that we file with the SEC, which are incorporated by reference in this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement, the Prior Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering(1)
Offering
Public offering price	$25.00	$87,071,450.00	(2)
Selling commissions(3)(4)(5)	$1.75	$6,095,001.50
Dealer manager fee (3)	$0.75	$2,612,143.50
Proceeds, before expenses, to us	$22.50	$78,364,305.00

(1)	Assumes that all shares of Series B Preferred Stock offered in this offering are sold and that no shares of Series B Preferred Stock are sold as part of our “friends and family” program.
(2)	Initial gross proceeds.
(3)

Selling commissions and the dealer manager fee will equal up to 7.0% and 3.0% of aggregate gross offering proceeds, respectively, from the sale of our Series B Preferred Stock in this offering. Each is payable to our dealer manager. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and to broker-dealers that are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and authorized by our dealer manager to sell shares of our Series B Preferred Stock, which we refer to as participating broker-dealers. The value of such items will be considered underwriting compensation, and the corresponding payments of the dealer manager fee will be reduced by the aggregate value of such items. The combined selling commissions, dealer manager fee, non-cash compensation, and all other forms of underwriting compensation will not exceed 10.0% of the aggregate gross offering proceeds, which is referred to as FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if this offering is abruptly terminated before reaching the maximum amount of offering proceeds. The dealer manager may in consultation with the Company waive or reduce the dealer manager fee for shares of Series B Preferred Stock sold in our “friends and family” program. The dealer manager may also waive or reduce the dealer manager fee with respect to sales of Series B Preferred Stock in its sole discretion. See “Plan of Distribution.”

(4)

Our dealer manager will reallow all or any portion of the selling commissions to the participating broker-dealer who sold the shares of Series B Preferred Stock. In addition, our dealer manager may also reallow a portion of the dealer manager fee to participating broker-dealers as a non-accountable marketing allowance. The amount of the reallowance of selling commissions to any participating broker-dealer will be determined pursuant to the participating broker-dealer agreement. The amount of reallowance of the dealer manager fee will be determined by the dealer manager in its sole discretion.

(5)

To the extent a participating broker-dealer reduces its selling commissions below 7.0%, the offering price per share of Series B Preferred Stock will be decreased by an amount equal to such reduction. No selling commissions will apply for shares of Series B Preferred Stock sold in our “friends and family” program. See “Plan of Distribution” in this Prospectus Supplement and the Prior Prospectus Supplement.

The dealer manager for this offering is NexPoint Securities, Inc. (“NexPoint Securities”), an affiliate of our Manager. The dealer manager is not required to sell any specific number or dollar amount of shares of Series B Preferred Stock, but will use its “reasonable best efforts” to sell the shares of Series B Preferred Stock offered. The minimum permitted purchase is generally $5,000, but purchases of less than $5,000 may be made in the sole discretion of the dealer manager. This offering will terminate on the earlier of the date we sell all remaining 3,482,858 shares of Series B Preferred Stock and December 29, 2026 (which is the third anniversary of the effective date of the 2023 Registration Statement of which this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus form a part), which may be extended by our board of directors (our “Board”) in its sole discretion. Our Board may elect to terminate this offering at any time.

We will sell shares of our Series B Preferred Stock through The Depository Trust Company (“DTC”) settlement (“DTC Settlement”); or, under special circumstances, through Direct Registration System settlement (“DRS Settlement”). Investors who utilize DTC Settlement will not have their funds held in escrow. Investors who are permitted to utilize the DRS Settlement method will pay the full purchase price for their shares to the escrow agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us. Subscribers may not withdraw funds from the escrow account. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part. See the section entitled “Plan of Distribution” in this Prospectus Supplement and the Prior Prospectus Supplement for a description of these settlement methods.

NexPoint Securities, Inc.
as Dealer Manager

The date of this Amendment No. 1 to Prospectus Supplement is October 1, 2025.

Prospectus Supplement

S-i

Explanatory Note

This Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus are part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under the Prior Prospectus Supplement, as amended and supplemented by this Prospectus Supplement, and the Prospectus, we may offer shares of our Series B Preferred Stock having an aggregate offering amount of up to 17,200,000 shares of Series B Preferred Stock from time to time.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement, the Prior Prospectus Supplement, the Prospectus and any free writing prospectus with respect to this offering filed by us with the SEC. You should also read and consider the information in the documents we have referred you to in the Prior Prospectus Supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” These documents contain important information that you should consider when making your investment decision. We have not, and NexPoint Securities, Inc., has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. You should assume that the information appearing in this Prospectus Supplement, the Prior Prospectus Supplement, the Prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus or any applicable free-writing prospectus. We have not, and the dealer manager and participating broker-dealers have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus, any applicable free-writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

To the extent the information contained in this Prospectus Supplement differs or varies from the information contained in the Prior Prospectus Supplement or Prospectus or documents incorporated by reference therein, the information in this Prospectus Supplement supersedes such information. In addition, any statement in a filing we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

Unless the context otherwise indicates, the terms “NREF,” the “Company,” “we,” “us,” and “our” as used in this Prospectus Supplement refer to NexPoint Real Estate Finance, Inc. and its consolidated subsidiaries. The phrase “this Prospectus Supplement” refers to this Amendment No. 1 to the Prior Prospectus Supplement, unless the context otherwise requires.

This Prospectus Supplement should be read in conjunction with the Prospectus and Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prior Prospectus Supplement. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prior Prospectus Supplement, and any future amendments or supplements thereto.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus and the documents that we incorporate by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. In particular, statements relating to our liquidity and capital resources, our performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including market conditions and demographics) are forward-looking statements. We caution investors that any forward-looking statements presented in this Prospectus Supplement, the Prior Prospectus Supplement, the Prospectus and the documents incorporated herein or therein are based on management’s then current beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “might,” “plan,” “target,” “estimate,” “project,” “should,” “seek,” “will,” “would,” “result,” the negative version of these words and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

● Our loans and investments expose us to risks similar to and associated with debt-oriented real estate investments generally;

● Macroeconomic trends including inflation and high interest rates may continue to, and other trends such as tariffs may, adversely affect our financial condition and results of operations;

● Commercial real estate-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us;

● Fluctuations in interest rate and credit spreads could reduce our ability to generate income on our loans and other investments, including our ability to estimate allowances for credit losses, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments;

● Risks associated with the ownership of real estate;

● Our loans and investments are concentrated in terms of type of interest, geography, asset types and sponsors and may continue to be so in the future;

● We have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs;

● We have limited operating history as a standalone company and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders;

● We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of NexPoint Advisors, L.P. (our “Sponsor”), members of the management team of our Manager or their affiliates;

● We are dependent upon our Manager and its affiliates to conduct our day-to-day operations; thus, adverse changes in their financial health or our relationship with them could cause our operations to suffer;

S-iii

● Our Manager and its affiliates face conflicts of interest, including significant conflicts created by our Manager’s compensation arrangements with us, including compensation which may be required to be paid to our Manager if our management agreement is terminated, which could result in decisions that are not in the best interests of our stockholders;

● We pay substantial fees and expenses to our Manager and its affiliates, including our dealer manager, which payments increase the risk that you will not earn a profit on your investment;

● If we fail to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, cash available for distributions to be paid to our stockholders could decrease materially, which would limit our ability to make distributions to our stockholders;

● Risks associated with pandemics, including unpredictable variants and the future outbreak of other highly infectious or contagious diseases;

● Risks associated with the Highland Capital Management, L.P. bankruptcy, including related litigation and potential conflicts of interest; and

● Any other risks included under Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K filed with the SEC on March 27, 2025, under this Prospectus Supplement under “Risk Factors” on page S-2 and under the Prior Prospectus Supplement under “Risk Factors” beginning on page S-11.

We urge you to carefully consider these risks and review the additional disclosures we make concerning risks and other factors that may materially affect the outcome of our forward-looking statements and our future business and operating results, including those made in this Prospectus Supplement under “Risk Factors,” those made in the Prior Prospectus Supplement under “Risk Factors” and those made in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any free writing prospectus. We caution you that any forward-looking statements made in this Prospectus Supplement, the Prior Prospectus Supplement, the Prospectus, any free writing prospectus and the documents incorporated herein and therein by reference are not guarantees of future performance, events or results, and you should not place undue reliance on these forward-looking statements, which speak only as of their respective dates. Except as required by law, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

S-iv

THE OFFERING

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus. Before you decide to invest in our Series B Preferred Stock, you should read this entire Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in, this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus.

Series B Preferred Stock Offered by Us

A maximum of 3,482,858 shares of 9.00% Series B Cumulative Redeemable Preferred Stock will be offered through our dealer manager on a reasonable best efforts basis, at a public offering price of $25.00 per share.

Manner of Offering

The dealer manager for this offering is NexPoint Securities, an affiliate of our Manager. The dealer manager is not required to sell any specific number or dollar amount of shares of Series B Preferred Stock, but will use its “reasonable best efforts” to sell the shares of Series B Preferred Stock in this offering. The minimum permitted purchase is generally $5,000 but purchases of less than $5,000 may be made in the sole discretion of the dealer manager. This offering will terminate on the earlier of the date we sell all remaining 3,482,858 shares of Series B Preferred Stock and December 29, 2026 (which is the third anniversary of the effective date of the 2023 Registration Statement of which this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus form a part), which may be extended by our Board in its sole discretion. Our Board may elect to terminate this offering at any time.

Risk Factors

Investing in our securities involves significant risks. Before deciding to invest in our securities, please carefully read the section entitled “Risk Factors” herein, in the Prior Prospectus Supplement and Prospectus and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2024 and our other periodic reports filed with the SEC and incorporated by reference herein.

NYSE Symbols

Shares of our common stock are listed on the NYSE and NYSE Texas under the symbol “NREF.” There is no established public trading market for the offered shares of Series B Preferred Stock and we do not expect a market to develop. We do not intend to apply for a listing of the Series B Preferred Stock on any national securities exchange.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in the Prior Prospectus Supplement and our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects and could result in a partial or complete loss of your investment. See “Incorporation of Certain Information by Reference” in the Prior Prospectus Supplement. Some statements in this Prospectus Supplement, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this Prospectus Supplement.

Additional Risks Related to our Company

Recent changes in tax law may impact your investment in our Series B Preferred Stock.

On July 4, 2025, President Trump signed into law the legislation known as the One Big Beautiful Bill Act (the “OBBBA”). The OBBBA made significant changes to the U.S. federal income tax laws in various areas. Among the notable changes, the OBBBA permanently extended certain provisions that were enacted in the Tax Cuts and Jobs Act of 2017, most of which were set to expire after December 31, 2025. These include the permanent extension of (i) the reduced marginal U.S. federal income tax rates and (ii) the 20% deduction on “qualified REIT dividends” for individuals and other non-corporate taxpayers and (iii) the limitation on non-corporate taxpayers using “excess business losses” to offset other income. The OBBBA also increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries (“TRSs”) from 20% to 25% for taxable years beginning after December 31, 2025. As a result, for taxable years beginning after December 31, 2025, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of its gross assets. You are urged to consult with your tax advisors with respect to the OBBBA and its potential effect on an investment in our Series B Preferred Stock.

USE OF PROCEEDS

The table below estimates the proceeds raised in this offering assuming that we sell all remaining 3,482,858 shares of Series B Preferred Stock at the public offering price of $25.00 and that no shares of Series B Preferred Stock are sold in our “friends and family” program. We are not making any representations as to the actual outcome of this offering, as the number of shares of Series B Preferred Stock sold is uncertain and may differ significantly from what is shown on the tables below. For more information regarding the fees payable by us in this offering, see “Plan of Distribution” in this Prospectus Supplement and the Prior Prospectus Supplement.

Estimated Proceeds of Offering

	Offering
	Maximum Amount	Percent
Aggregate gross offering proceeds	$87,071,450.00	100.00%
Offering expenses:
Selling commissions(1)	$6,095,001.50	7.00%
Dealer manager fee(1)	$2,612,143.50	3.00%
Other offering expenses(2)	$1,088,393.13	1.25%
Estimated net proceeds	$77,275,911.87	88.75%

(1)

Assumes maximum selling commissions equal to 7.0% of aggregate gross offering proceeds and a dealer manager fee of 3.0% of aggregate gross offering proceeds from the sale of Series B Preferred Stock in this offering. Our dealer manager will reallow all or any portion of the selling commissions to the participating broker-dealer who sold the shares of Series B Preferred Stock. The amount of the reallowance of selling commissions to any participating broker-dealer will be determined pursuant to the participating broker-dealer agreement. See the “Plan of Distribution” section of this Prospectus Supplement and the Prior Prospectus Supplement for a description of these commissions and fees. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event will such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The aggregate combined selling commissions, dealer manager fee and permissible forms of non-cash compensation, and all other forms of underwriting compensation, for this offering will not exceed FINRA’s 10.0% cap. Our dealer manager will repay to us any excess payments made to our dealer manager over FINRA’s 10.0% cap if this offering is abruptly terminated before reaching the maximum amount of offering proceeds. With respect to sales of shares of Series B Preferred Stock as part of our “friends and family” program, there will be no selling commissions with respect to any such sales and the dealer manager may in consultation with the Company waive or reduce the dealer manager fee. The dealer manager may also waive or reduce the dealer manager fee with respect to sales of Series B Preferred Stock in its sole discretion. In the event that an investor purchases shares of Series B Preferred Stock net of selling commissions and/or the dealer manager fee is waived or reduced, the net proceeds to us from this offering will not be affected. See “Plan of Distribution” in this Prospectus Supplement and the Prior Prospectus Supplement.

(2)

Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us or on our behalf in connection with the qualification and registration of this offering and the marketing and distribution of the Series B Preferred Stock, including expenses for printing and amending registration statements or supplementing prospectuses, mailing and distributing costs, all advertising and marketing expenses, charges of transfer agents, registrars and experts and fees, expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the Series B Preferred Stock under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. Subject to the cap on issuer expenses described below, we also will reimburse our dealer manager for reimbursements it may make to participating broker-dealers for bona fide due diligence expenses presented on detailed and itemized invoices. We may reimburse the dealer manager or our other affiliates for any other expenses incurred on our behalf in connection with the offering. All organization and offering expenses, including selling commissions, the dealer manager fee, non-cash compensation, and all other forms of underwriting compensation, are not expected to exceed 11.25% of the aggregate gross offering proceeds, though the amount of such expenses may exceed the expected amount as long as such expenses would not cause the cumulative selling commissions, dealer manager fee, permissible forms of non-cash compensation, all other forms of underwriting compensation, and issuer organization and offering expenses to exceed 15.0% of the aggregate gross offering proceeds of this offering (“FINRA’s 15.0% cap”) pursuant to FINRA Rule 2310(b)(4)(B)(i).

We intend to contribute the net proceeds from the issuance of sales of our Series B Preferred Stock to our OP in exchange for Series B Preferred Units. Our OP intends to use the net proceeds contributed by us to repay the Raymond James Loan (as defined below) and for general corporate purposes, which may include funding investments and repaying amounts outstanding under our debt obligations.

On May 20, 2024, the OP entered into a loan agreement with Raymond James Bank, N.A. (“Raymond James Bank”), as lender, providing for a loan in the aggregate principal amount of $75,000,000 (the “Raymond James Loan”). The Raymond James Loan bears interest at term secured overnight financing rate plus 6.50%, is interest only during the term of the loan and matures on November 20, 2025 pursuant to the Company’s exercise of its extension option. The Raymond James Loan is secured by certain equity interests held indirectly by the OP and is guaranteed by the Company. Pursuant to the Raymond James Loan, the OP must pay to Raymond James Bank 100% of the net capital proceeds of any capital event, including common and preferred equity issuances, to permanently reduce the then-outstanding principal of the Raymond James Loan. The Raymond James Loan contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained therein, defaults in payments under any other security interest, and bankruptcy or other insolvency events. As of June 30, 2025, the outstanding balance of the Raymond James Loan was $58.4 million. The Company used the proceeds of the Raymond James Loan to fund additional investments pursuant to the Company’s business plan.

Our OP may invest the net proceeds contributed by us in interest-bearing accounts and short-term, interest-bearing securities, or in any other manner that is consistent with our intention to qualify for taxation as a REIT and maintain our exclusion from registration under the Investment Company Act.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following description supplements the summary of the material provisions of the Series B Preferred Stock we may offer. This description is not complete and is subject to, and is qualified in its entirety by reference to, our charter, including the Articles Supplementary establishing the Series B Preferred Stock which were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and the SEC on Form 8-K on November 2, 2023 and Articles Supplementary establishing the additional shares of Series B Preferred Stock filed with the SDAT on October 1, 2025 and the SEC on Form 8-K on October 1, 2025, and our bylaws and applicable provisions of Maryland law. For a more complete description of certain provisions of Maryland law, our charter and our bylaws, see “Description of Capital Stock” beginning on page 4 of the Prospectus accompanying this Prospectus Supplement and the Prior Prospectus Supplement and “Certain Provisions of Maryland Law and our Charter and Bylaws” beginning on page 17 of the Prospectus accompanying this Prospectus Supplement and the Prior Prospectus Supplement.

General

We are currently authorized to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more classes or series, of which our Board previously classified 11,300,000 shares as Series A Preferred Stock. Our Board has additionally classified 17,200,000 shares of preferred stock as Series B Preferred Stock, of which 17,200,000 have been authorized for issuance. As of the date hereof, we have issued 13,717,142 shares of Series B Preferred Stock. Accordingly, 3,482,858 shares of Series B Preferred Stock may be issued and sold in connection with this offering. Each class or series of our preferred stock will have the designations, voting powers, preferences, conversion or other rights, qualifications, limitations, restrictions, terms and conditions of redemption, and other terms as Maryland law may permit and our Board may determine by adoption of applicable articles supplementary to our charter. Our Board may, without notice to or the consent of holders of Series B Preferred Stock, authorize the issuance and sale of additional shares of Series B Preferred Stock and authorize and issue additional shares of junior stock or parity stock from time to time.

There is no established public trading market for the offered shares of Series B Preferred Stock and we do not expect a market to develop. We do not intend to apply for a listing of the Series B Preferred Stock on any national securities exchange.

The transfer agent, registrar and dividend disbursement agent for the Series B Preferred Stock is Equiniti Trust Company, LLC.

PLAN OF DISTRIBUTION

General

We are offering a maximum of 3,482,858 shares of our Series B Preferred Stock through NexPoint Securities, our dealer manager, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series B Preferred Stock and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series B Preferred Stock. Each share of Series B Preferred Stock will be sold at a public offering price of $25.00 per share.

The termination date for this offering is the earlier of (i) December 29, 2026 (which is the third anniversary of the effective date of the 2023 Registration Statement of which this Prospectus Supplement, the Prior Prospectus Supplement and the Prospectus form a part), unless earlier terminated or extended by our Board, and (ii) the date on which all of the shares of Series B Preferred Stock offered in this offering are sold. Should this offering continue beyond December 29, 2026, we will file a new registration statement and supplement or amend this Prospectus Supplement accordingly. We may terminate this offering at any time or may offer shares of the Series B Preferred Stock pursuant to a new registration statement, including a follow-on registration statement.

We will sell shares of Series B Preferred Stock in this offering using two closing services provided by the DTC. The first service is DTC Settlement and the second service is DRS Settlement. Investors purchasing shares of Series B Preferred Stock through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their shares by the settlement date, and such payments will not be held in escrow. Investors who are permitted to utilize the DRS Settlement method will complete and sign subscription agreements, which will be delivered to the escrow agent as set forth in the subscription agreement. In addition, such investors will pay the full purchase price for their shares to the escrow agent (as set forth in the subscription agreement), to be held in trust for the investors’ benefit pending release to us as described herein. See “—Settlement Procedures” in the Prior Prospectus Supplement for a description of the closing procedures with respect to each of the closing methods.

Our dealer manager, NexPoint Securities, is a registered broker-dealer and member firm of FINRA. Our dealer manager is an affiliate of the Manager and is controlled and majority owned by James Dondero, who is chairman of the Board and President of the Company. Mr. Dondero also controls and is the sole beneficiary of a trust that owns our Sponsor and indirectly owns our Manager. Mr. Dondero may be deemed to be the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% the outstanding shares of our common stock as of October 1, 2025. NexPoint Securities is a Delaware corporation with a principal business address of 200 Crescent Court, Suite 700, Dallas, Texas 75201 and its telephone number is (833) 697-6246.

Underwriting Compensation

The table below sets forth the nature and estimated amount of selling commission and dealer manager fees assuming we sell all the shares of Series B Preferred Stock offered hereby and that no shares of Series B Preferred Stock are sold in our “friends and family” program.

Selling commissions (maximum)	$6,095,001.50
Dealer manager fee (maximum)	$2,612,143.50
Total(1)	$8,707,145.00

(1) We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, as described in “Compensation of Dealer Manager and Participating Broker-Dealers” in the Prior Prospectus Supplement. The value of such items will be considered underwriting compensation in connection with this offering. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and NexPoint Securities against certain civil liabilities, including certain liabilities arising under the Securities Act, the Exchange Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We do not expect the actual amount of organization and offering expenses incurred in connection with this offering to exceed 1.25% of aggregate gross offering proceeds, though the amount of such expenses may exceed the expected amount, as long as said expenses would not cause the cumulative selling commissions, dealer manager fee and issuer organization and offering expenses paid by us to exceed FINRA’s 15.0% cap. Organization and offering expenses includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us or on our behalf in connection with the qualification and registration of this offering and the marketing and distribution of the Series B Preferred Stock, including expenses for printing and amending registration statements or supplementing prospectuses, mailing and distributing costs, all advertising and marketing expenses, charges of transfer agents, registrars and experts and fees, expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the Series B Preferred Stock under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Subject to the cap on issuer expenses described below, we also will reimburse our dealer manager for reimbursements it may make to participating broker-dealers for bona fide due diligence expenses presented on detailed and itemized invoices. We may reimburse the dealer manager or our other affiliates for any other expenses incurred on our behalf in connection with this offering. All organization and offering expenses, including selling commissions, the dealer manager fee and non-cash compensation, are not expected to exceed 11.25% of the aggregate gross offering proceeds of this offering, though the amount of such expenses may exceed the expected amount as long as such expenses would not cause the cumulative selling commissions, dealer manager fee, permissible forms of non-cash compensation, and issuer organization and offering expenses to exceed FINRA’s 15.0% cap.

We will be responsible for the expenses of issuance and distribution of the shares of Series B Preferred Stock in this offering, including registration fees, printing expenses and the Company’s legal and accounting fees, which we estimate will total approximately $1,088,393.13 (excluding selling commissions and the dealer manager fee).

The dealer manager agreement will terminate automatically upon the termination of this offering, upon the dissolution or liquidation of the Company, or upon the revocation or suspension of the dealer manager’s license or registration to act as a broker-dealer if the same is not cured within ten days. In addition, the dealer manager agreement may be terminated by the Company or the dealer manager upon ten calendar days’ written notice to the other party.

The dealer manager agreement provides that the dealer manager will reallow all or any portion of the selling commissions, subject to federal and state securities laws, to the participating broker-dealers who sold the shares of Series B Preferred Stock, as will be described more fully in the applicable participating broker-dealer agreement.

LEGAL MATTERS

Certain legal matters regarding the validity of the shares of Series B Preferred Stock offered hereby and certain matters of Maryland law have been passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. In addition, the description of material U.S. federal income tax matters will be passed upon for us by Winston & Strawn LLP. Attorneys at Winston & Strawn LLP who have been involved in such matters own less than 0.5% of our common stock.

EXPERTS

The consolidated financial statements of NexPoint Real Estate Finance, Inc. as of December 31, 2024 and 2023, and for the three years ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NexPoint Real Estate Finance, Inc.

9.00% Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share of Series B Cumulative Redeemable Preferred Stock)

Maximum of 3,482,858 Shares

AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT

NexPoint Securities

October 1, 2025